Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Marinus Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-200701) of Marinus Pharmaceuticals, Inc. our report dated March 12, 2015, with respect to the balance sheets of Marinus Pharmaceuticals, Inc. as of December 31, 2014 and 2013, and the related statements of operations, convertible preferred stock and stockholders’ equity (deficit) and cash flows for the years then ended, which report appears in the December 31, 2014 annual report on Form 10-K of Marinus Pharmaceuticals, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 12, 2015